EXHIBIT 3.1

CERTIFICATE OF INCORPORATION
OF
XOMA CORPORATION
(HEREINAFTER REFERRED TO AS THE “COMPANY”)

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), do execute this certificate of incorporation and do hereby certify as follows:

FIRST:  The name of the Company is XOMA CORPORATION.

SECOND:  The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.  The Company is being incorporated in connection with the domestication of XOMA LTD., a Bermuda exempted company (“XOMA Bermuda”), in Delaware pursuant to Section 388 of the DGCL, and a certificate of corporate domestication of XOMA Bermuda is being filed contemporaneously herewith. As provided in Section 388, the existence of the Company shall be deemed to have commenced on the date that the corporate existence of XOMA Bermuda commenced and the Company shall be deemed to be the same legal entity as XOMA Bermuda.

FOURTH:  The total number of shares of all classes of stock which the Company shall have authority to issue is 93,666,666, of which 92,666,666 shares with a par value of $0.0075 per share shall be designated as common stock (“Common Stock”) and 1,000,000 shares with par value of $0.05 per share shall be designated as preferred stock (“Preferred Stock”).

The holders of Common Stock shall, subject to the provisions of this Certificate of Incorporation and applicable law:

(a)           be entitled to one vote per share;

(b)           subject to the rights of the holders of the Preferred Stock, be entitled to such dividends as the Board of Directors may from time to time declare;

(c)           subject to the rights of the holders of the Preferred Stock, in the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company upon the authorization thereof by the Board of Directors; and

(d)           generally be entitled to enjoy all of the rights attaching to the shares of Common Stock.

Subject to the terms of this certificate of incorporation and to any resolution of the stockholders approved by at least 75% of all issued shares entitled to vote in respect thereof and without prejudice to any special rights previously conferred on the holders of any existing shares of stock or class of stock, the Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide out of  any unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)           The designation of the series, which may be by distinguishing number, letter or title.

(b)           The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the certificate of designation) increase or decrease (but not below the number of shares thereof then outstanding).

(c)           The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

(d)           Dates at which dividends, if any, shall be payable.

(e)           The redemption rights and price or prices, if any, for shares of the series.

(f)           The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(g)           The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

(h)           Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(i)           Restrictions on the issuance of shares of the same series or of any other class or series.

(j)           The voting rights, if any, of the holders of shares of the series.

Subject to the rights (if any) of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by an amendment to this certificate of incorporation that is approved by (a) the Board of Directors and (b) the affirmative vote of the holders of a majority of all outstanding shares of Common Stock and all outstanding shares of Preferred Stock (if any) entitled to vote thereon, with the Common Stock and any such Preferred Stock voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any similar provision hereafter enacted, and (subject to any such rights set forth in a certificate of designations as aforesaid) no vote of the holders of any series of Preferred Stock, voting as a separate class, shall be required therefor.

Except as otherwise required by law or provided in the certificate of designations for the relevant series of Preferred Stock, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this certificate of incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this certificate of incorporation or pursuant to the DGCL as then in effect.

The Company has created a series of Preferred Stock designated as “Series A Preferred Stock” (the “Series A Preferred Stock”).  The designations, powers, preferences and other special rights of the Series A Preferred Stock and the qualifications, limitations or restrictions thereof, are set forth in Annex A (and for the purposes of this certificate of incorporation, Annex A is deemed to be the certificate of designations for the Series A Preferred Stock). Each certificate of designations for a series of Preferred Stock created pursuant to this certificate of incorporation (including Annex A) shall be incorporated by reference in and be deemed part of this certificate of incorporation.

Upon the filing of this certificate of incorporation and the related certificate of corporate domestication of XOMA Bermuda with the Secretary of State of the State of Delaware (the “Effective Time”), each common share,

$0.0075 par value, of XOMA Bermuda issued and outstanding immediately prior to the Effective Time shall become and for all purposes be deemed to be one issued and outstanding, fully paid and non-assessable share of Common Stock, without any action required on the part of the Company, its stockholders or XOMA Bermuda’s shareholders, and any share certificate that, immediately prior to the Effective Time, represented common shares of XOMA Bermuda shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of Common Stock.

FIFTH:  Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Company.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Company is expressly authorized to make, rescind, alter and amend the by-laws of the Company, provided that no provision in the by-laws of the Company shall be rescinded, altered or amended and no new provision in the by-laws of the Company shall be made until the same has been approved by either: (a) a resolution of the stockholders or (b) a resolution of each of the Board of Directors and stockholders.

SIXTH:  To the fullest extent permitted by the DGCL as currently in effect or hereafter amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, including (without limitation) with regard to any actions taken or omitted as a director of XOMA Bermuda (whether taken or omitted prior to the Effective Time, in connection with the discontinuance of XOMA Bermuda in Bermuda or the domestication of XOMA Bermuda in the State of Delaware or otherwise).  No amendment, modification or repeal of this Article SIXTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

SEVENTH:  A vote of the stockholders of the Company shall be required in the event of a merger of the Company that, but for the provisions of this Article SEVENTH, could be effected without a vote of stockholders pursuant to Section 251(f) of the DGCL as currently in effect or hereafter amended.

EIGHTH:  Unless otherwise provided in the DGCL or in this Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Company, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all stock entitled to vote thereon.

NINTH:  The incorporator of the Company is William J. Haubert, whose mailing address is c/o Richards, Layton & Finger, P.A., 920 North King Street, Wilmington, Delaware, 19801.

TENTH:  The powers of the incorporator are to terminate upon the filing of this certificate of incorporation with the Secretary of State of the State of Delaware.  The name and mailing address of the persons who are to serve as the initial directors of the Company until the first annual meeting of stockholders of the Company, or until his or her successor is duly elected and qualified, are:

William K. Bowes, Jr.
c/o XOMA Corporation
2910 Seventh Street
Berkeley, California 94710

Peter Barton Hutt
c/o XOMA Corporation
2910 Seventh Street
Berkeley, California 94710

Patrick J. Scannon
c/o XOMA Corporation
2910 Seventh Street
Berkeley, California 94710

W. Denman Van Ness
c/o XOMA Corporation
2910 Seventh Street
Berkeley, California 94710

John Varian
c/o XOMA Corporation
2910 Seventh Street
Berkeley, California 94710

Timothy P. Walbert
c/o XOMA Corporation
2910 Seventh Street
Berkeley, California 94710

Jack L. Wyszomierski
c/o XOMA Corporation
2910 Seventh Street
Berkeley, California 94710

ELEVENTH:  The incorporation of the Company and this Certificate of Incorporation shall be effective at 11:59 p.m. Eastern Time on December 31, 2011.

IN WITNESS WHEREOF, the undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this ___ day of December, 2011

________________________________
Name: William J. Haubert
Incorporator

Annex A
to Certificate of Incorporation

FORM OF CERTIFICATE OF DESIGNATIONS
OF
SERIES A PREFERRED STOCK
OF
XOMA CORPORATION (THE “COMPANY”)

There is hereby created a series of preferred stock of the Company, which series shall have the following powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the certificate of incorporation of the Company:

1.           Designation.  The series of preferred stock established hereby shall be designated the “Series A Preferred Stock” (and shall be referred to herein as the “Series A Preferred Stock”) and the authorized number of shares of Series A Preferred Stock shall be 210,000.  Such number of shares may be increased or decreased, from time to time, by resolution of the Board of Directors of the Company; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the total of the number of such shares then outstanding plus the number of such shares issuable upon the exercise of outstanding rights, options or warrants or upon the conversion of outstanding securities issued by the Company.

2.           Dividends and Distributions.

(A) (i) Subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to the Series A Preferred Stock with respect to the payment of dividends, the holders of Series A Preferred Stock, in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a Series A Preferred Stock or fraction thereof, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provisions for adjustment hereinafter set forth, 66 2/3 times the aggregate per share amount of all cash dividends, plus 66 2/3 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Stock or a subdivision of the outstanding Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date, or, with respect to the first Dividend Payment Date, since the first issuance of any Series A Preference Stock or fraction thereof.  The multiple of cash and non-cash dividends declared on the Common Stock to which holders of the Series A Preferred Stock are entitled, which shall be 66 2/3 initially but which shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Dividend Multiple.”  In the event the Company shall at any time after the date hereof (i) declare or pay any dividend on Common Stock payable in Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of dividends which holders of Series A Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii)           Notwithstanding anything else contained in this paragraph (A), the Company shall, out of funds legally available for that purpose, declare a dividend or distribution on the Series A Preferred Stock as provided in this paragraph (A) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in Common  Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $1.00 per share of Series A Preferred Stock shall nevertheless be payable on such subsequent Dividend Payment Date.

(B)           Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Stock from the Dividend Payment Date next preceding the date of issue of such Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors of the Company may fix in accordance with applicable law a record date for the determination of holders of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law.

3.           Voting Rights.  In addition to any other voting rights required by the General Corporation Law of the State of Delaware, the holders of Series A Preferred Stock shall have the following voting rights:

(A)           Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 66 2/3 votes on all matters submitted to a vote of the stockholders of the Company.  The number of votes which a holder of a share of Series A Preferred Stock is entitled to cast, which shall initially be 66 2/3 but which may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Vote Multiple.”  In the event the Company shall at any time after the date hereof (i) declare or pay any dividend on Common Stock payable in shares, or (ii) effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of Series A Preferred Stock shall be entitled shall be the Vote Multiple immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           Except as otherwise provided herein or by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(C)           Except as otherwise required by applicable law or as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.           Certain Restrictions.

(A)           Whenever dividends or distributions payable on the Series A Preferred Stock as provided in Paragraph 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i)           declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)           declare or pay dividends on or make any other distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)           except as permitted in subparagraph 4(A)(iv) below, redeem, purchase or otherwise acquire for consideration any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire any such parity shares in exchange for any shares of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)           purchase or otherwise acquire for consideration any Series A Preferred Stock, or any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors of the Company) to all holders of such shares upon such terms as the Board of Directors of the Company, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes; provided, however, that the foregoing restrictions shall not apply to the repurchase of Common Stock held by employees, officers, directors, or consultants of the Company (or their permitted transferees) that are subject to restrictive share purchase agreements under which the Company has the option or obligation to repurchase such shares upon the occurrence of certain events, such as termination of employment.

(B)           The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of the Company unless the Company could, under subparagraph (A) of this Paragraph 4, purchase or otherwise acquire such shares at such time and in such manner.

5.           Reacquired Stock.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be canceled upon the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued preferred stock and may be reissued as part of a new series of preferred stock created by resolution or resolutions of the Board of Directors of the Company, subject to the conditions and restrictions on issuance set forth herein.

6.           Liquidation, Dissolution or Winding Up.  Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distributions shall be made (x) to the holders of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of Series A Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $100.00 per share or (2) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 66 2/3 times the aggregate amount to be distributed per share to holders of Common Stock, or (y) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amount to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the Company shall at any time after the date hereof (i) declare or pay any dividend on Common Stock payable in Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount per share to which holders of Series A Preferred Stock were entitled immediately prior to such event under clause (x) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7.           Consolidation, Amalgamation, Merger, etc.  In case the Company shall enter into any consolidation, amalgamation, merger, combination or other transaction in which the Common Stock is exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case the Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 66 2/3 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Company shall at any time after the date hereof (i) declare or pay any dividend on Common Stock payable in Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8.           Redemption.  The Series A Preferred Stock shall not be redeemable.

9.           Ranking.  Unless otherwise provided in the resolutions regarding preferences and rights relating to a subsequently designated series of preferred stock of the Company, the Series A Preferred Stock shall rank junior to any other series of the Company’s preferred stock subsequently issued, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the Common Stock.

10.           Amendment.  The provisions of the certificate of incorporation or by-laws of the Company shall not be amended, altered or repealed in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to effect them adversely without the affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock, voting separately as a class.

11.           Fractional Shares.  Series A Preferred Stock may be issued in fractions of a share (which fractions shall be integral multiples of one one-thousandth of a share) which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.